 TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE
~ Achieved Stronger Than Expected First Quarter Sales ~
~ First Quarter Same-Store Sales Increased by 11.5% ~
~ First Quarter Sales Exceeded $1 Billion for First Time in Company History ~

Brentwood, Tennessee, April 12, 2012 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the first quarter ended March 31, 2012.

Net sales for the quarter ended March 31, 2012 increased 22.0% to $1.02 billion from $836.6 million for the quarter ended March 26, 2011. Same-store sales for the quarter increased 11.5%.  The same-store sales increase was driven, in part, by early spring weather in 2012.

Each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011, due to the Company’s 2011 fiscal year having 53 weeks versus the normal 52 weeks.  Reported same-store sales for the first quarter of 2012 are based on the comparable thirteen-week periods ended March 31, 2012 and April 2, 2011.  Adjusting for the week shift, same-store sales for the first quarter of 2011 increased 7.6%.  Same-store sales for the four quarters and full year of 2011, adjusted for the week shift, are presented in the attached table of Selected Financial and Operating Information.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted to have achieved record first quarter sales in excess of one billion dollars for the first time in Tractor Supply’s history, with favorable customer response to our spring assortments and ongoing merchandising enhancements.  The structural improvements we have made to our business in recent years have enabled us to adapt our assortments more readily to meet consumer demand and react quickly to take advantage of events such as the early spring weather seen in March.  Looking ahead to the remainder of 2012, we believe we have the right product and marketing plans in place to maintain consumer engagement and drive continued profitable growth.”

While still finalizing its quarter-end financial closing process, the Company now anticipates net income will range between $0.53 and $0.55 per diluted share for the first quarter of 2012.  This includes an estimated benefit of $0.09 to $0.11 per diluted share from the pull-forward of sales into the first quarter, from the second quarter, due to the early spring weather.  Guidance also reflects the expectation that gross margin for the first quarter of 2012 will be slightly below prior-year levels due, in part, to warmer weather in January and February that necessitated markdowns to sell through winter seasonal merchandise.

Anthony Crudele, Chief Financial Officer, concluded, “Our performance continues to reflect broad-based sales growth, driven by particularly strong average ticket and continued increases in transaction count despite one less comparable sales day in the first quarter.  We had anticipated a stronger first quarter than our business has historically exhibited due to the calendar shift associated with the 53rd week in fiscal 2011, which resulted in our fiscal 2012 starting a week later and the capturing of an additional week of spring sales in the first quarter. Although difficult to estimate, based on our preliminary review of category trends, we believe sales of certain seasonal merchandise categories were pulled forward into the first quarter due to the early spring weather and would not be expected to recur in the second quarter.  Additionally, we expect that the inflationary impact we have been seeing in the business will begin to moderate in the second quarter as we begin to cycle the commodity price increases that we experienced last year.  As we have stated in the past, we believe that our business can best be assessed by looking at the halves, not the quarters.”

Based on strong results in the first quarter, the Company raised its financial expectations for 2012. Net sales are now expected to range between $4.61 billion and $4.68 billion compared to the Company’s previously expected range of $4.56 billion to $4.66 billion. Same-store sales for the full year are now expected to increase 4.0% to 5.5% compared to the prior expectation for an increase of 3% to 5%.  Net income is now expected to range between $260 million and $265 million compared to the prior expectation of $246 million to $253 million.  The Company now anticipates full year net income will range between $3.52 and $3.60 per diluted share compared to its previous guidance of $3.38 to $3.46 per diluted share.

The Company plans to release its full first quarter 2012 results after the market close on Wednesday, April 25, 2012.

About Tractor Supply Company
At March 31, 2012, Tractor Supply Company operated 1,117 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:
As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure and develop or implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

SELECTED FINANCIAL AND OPERATING INFORMATION

	THIRTEEN WEEKS ENDED

	March 31, 2012	March 26, 2011	April 2, 2011
	(unaudited)	(unaudited)	(unaudited)
Sales Information:		(originally reported)	(adjusted for week shift) (b)
Total sales increase	22.0%	17.7%	14.5%
Same-store sales increase(a)	11.5%	10.7%	7.6%
Non-comp sales (% of total sales)	5.8%	5.9%	6.0%

Average transaction value	$43.03	$39.56	$40.15
Comp average transaction value increase	7.1%	2.3%	0.9%
Comp average transaction count increase(a)	4.0%	8.2%	6.6%

2011 SAME-STORE SALES: ORIGINALLY REPORTED AND ADJUSTED FOR WEEK SHIFT(b)
(unaudited)
	FISCAL 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Same-store sales increase (originally reported)	10.7%	4.6%	11.5%	7.6%	8.2%
Same-store sales increase (adjusted for week shift)	7.6%	7.1%	11.9%	7.1%	8.3%
Difference	(3.1%)	2.5%	0.4%	(0.5%)	0.1%

(a)There is one less same-store sales day in first quarter fiscal 2012 compared to first quarter fiscal 2011.  The impact of one less day is approximately 110 basis points.

(b)Due to the 53-week fiscal 2011, each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011.  The chart above presents same-store sales for 2011 as originally reported and as adjusted to represent the same 13-week period as the 2012 fiscal quarters.  The adjusted 13-week periods end on April 2, 2011, July 2, 2011, October 1, 2011 and December 31, 2011, respectively.